Exhibit 107

Calculation of Filing Fee Table

S-3ASR

(Form Type)

Canopy Growth Corporation

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Debt Convertible into Equity	Convertible Senior Unsecured Debentures	457(o)	$150,000,000(1)	100% of principal amount	$150,000,000	0.00011020	$16,530.00
	Equity	Common Shares issuable upon conversion of the Convertible Senior Unsecured Debentures	457(i)	98,929,320(2)	—(2)	—(2)	—(3)	—(3)
	Total Offering Amounts					$150,000,000	—	$16,530.00
	Total Fees Previously Paid					—	—	—
	Total Fee Offsets					—	—	—
	Net Fee Due					—	—	$16,530.00

(1)	Represents the aggregate principal amount of Convertible Senior Unsecured Debentures (the “Debentures”) registered by the registration statement to which this exhibit is attached.

(2)

Includes an indeterminate number of common shares, no par value (the “Common Shares”), of Canopy Growth Corporation (the “Company”) issuable upon conversion or otherwise of the Debentures. As more fully described in this registration statement, the Debentures may be converted into Common Shares at the option of the holder at any time or times prior to February 28, 2028, at a conversion price equal to 92.5% of the volume-weighted average price of the Common Shares during the three consecutive trading days ending on the business day immediately prior to the date of conversion. The Company will not issue, be required to issue or be deemed to have issued any Common Shares upon conversion of the Debentures or otherwise pursuant to the terms of the indenture for the Debentures (including, for greater certainty, on account of any principal, premium, if any, or interest), if the issuance of such shares would exceed 19.99% of the issued and outstanding Common Shares as of February 17, 2023, being 98,929,320 Common Shares, and after such number of Common Shares have been issued, the remaining issued and outstanding Debentures shall be automatically deemed to be surrendered and cancelled. The number of Common Shares being registered represents a good faith estimate of the maximum number of shares that may be issued upon conversion of the Debentures. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the amount of Common Shares whose offer and sale is registered by the registration statement to which this exhibit is attached includes an indeterminate number of Common Shares that may be issued in connection with stock splits, stock dividends, or similar transactions. No additional consideration will be received in connection with the exercise of the conversion or otherwise of the Debentures.

(3)

Pursuant to Rule 457(i) under the Securities Act, no separate registration fee is required for the Common Shares issuable upon conversion or otherwise of the Debentures because no additional consideration is to be received in connection with the exercise of the conversion privilege of the Debentures.